Scangraphics. Inc.

August 22, 1996                            700 Abbott Drive o Broomall, PA 19008

                                           (610) 328-1040 o Fax: (610) 543-6257

                                              Internet: www.scangraphics.com

Richard L. Rex
825 North Easton Road
Doylestown, PA 18901

RE: President -- Scanner Division of Scangraphics, Inc.

Dear Dick,

By this letter I hereby offer you the position of President of the Scanner Division of Scangraphics, Inc., subject to ratification by the Scangraphics Board of Directors.

The following summarizes the general terms and conditions under which you will be employed by Scangraphics:

Richard L. Rex - President of Scanner Division: Scangraphics will enter into an Employment Agreement with you, effective September 23, 1996, which will include, but not be limited to, the following conditions:


         1) Base Salary: You will be paid a base salary of $4.807.69 biweekly, which annualized comes to $125,000 per year. This salary shall be subject to periodic review and increases upon approval of the Board of Directors.

         2)   Cash Bonus: You will be paid a cash bonus equal to the greater of:
              a) five percent (5%) of the Scanner Division's Before Tax Income
              (BTI), net of Corporate charges and taxes, and with interest to be debited and credited as appropriate, for the 1997 and 1998 fiscal years, or b) one percent (1%) of any increases in Gross Revenues per year of the Scanner Division over the prior year. For purposes of calculating the 1997 bonus, the 1996 actual Scanner Division revenues will be used as the basis. This cash bonus formula shall be reevaluated by the Board of Directors for possible adjustment for fiscal years beyond 1998. This cash bonus is to be paid upon completion of audits and filing of the 10-K, which typically is completed by the end of March of each year.

         3) Medical coverage consistent with existing coverage at Scangraphics.

         4) Annuity paid by the Company that will provide for at least $100,000 of life insurance, with the beneficiary being Richard L. Rex or his assignee.

         5) A monthly auto allowance in the amount of $400.00 will be provided for the term of the Employment Agreement.

         6) Term: The initial term of the Employment Agreement shall be through December 31, 1999, and shall thereafter be subject to renewal on a year to year basis, with 180 day notification requirement by either party

         7) Scangraphics will issue a "Sign-On" Stock Option representing 10,000 Shares of Scangraphics Common Stock to Mr. Rex upon his beginning employment with the Company under the Employment Agreement, such Stock Option to be exercisable for up to five years and have an exercise price of $2.00 per Share which was the "Closing Bid" on the date of this letter.

         8) Scangraphics will issue 51,000 Warrants to Mr. Rex, each such Warrant providing the right to purchase one share of Scangraphics Common Stock for up to five (5) years from the date of issuance. The exercise price of the Warrants will be $2.00 per Share, which was the "Closing Bid" on the date of this letter. These Warrants will vest at the rate of one-third (17,000 Wts) per year, on Mr. Rex's first, second and third anniversary of employment with the Company, and shall have "piggyback" registration rights on the next registration statement to be filed with the SEC by the Company.

         9) The Company understands that Mr. Rex currently holds a major equity position in a privately held company, Printfold Company, Inc., and as such will be expected to continue to exercise certain management responsibilities.


                                                      Sincerely,



                                                      /s/ Andrew E. Trolio
                                                      ------------------------
                                                      Andrew E. Trolio
                                                      President and CEO

Understood and accepted:

Richard L Rex


By: /s/ Richard L. Rex
    -------------------------
              9-6-96
Date:________________________